EXHIBIT 99.1

FOR IMMEDIATE RELEASE:
November 7, 2018

Centrus Reports Third Quarter 2018 Results

•	Reaffirming annual outlook of $175-200 million in revenue and $100-125 million cash balance for year-end 2018

•	Cash balance of $124.9 million at September 30, 2018

•	Gross profit of $7.8 million for the third quarter on revenue of $34.1 million

•	Net loss of $7.8 million for the quarter

BETHESDA, Md. - Centrus Energy Corp. (NYSE American: LEU) today reported a net loss of $7.8 million for the quarter ended September 30, 2018, compared to a net loss of $8.5 million for the third quarter of 2017. The net loss allocable to common stockholders was $9.7 million, or $1.06 per basic and diluted share, for the quarter ended September 30, 2018, compared to a net loss allocable to common stockholders of $10.5 million, or $1.15 per basic and diluted share, for the third quarter of 2017.
“Our core nuclear fuel segment showed positive results this quarter as our purchase costs continued to decline,” said Daniel B. Poneman, president and chief executive officer. “Despite a difficult market, we continue to make new sales to bolster our long-term order book, and we are well positioned with a diverse supply base to compete for the new business we anticipate will emerge in the early 2020s.
“At the same time, our contract services team has been working to expand our offerings to new markets. The $15.0 million work authorization we recently signed with the U.S. Department of Energy is just one example of how we are leveraging our technical capabilities to diversify and bring in new business. We see great potential in other sectors as well, including advanced reactors, precision manufacturing, and national security programs.”
Revenue and Cost of Sales
Revenue for the third quarter was $34.1 million, a decrease of $16.2 million, or 32 percent, from the same period in 2017. Revenue in the nine-month period was $109.2 million, an increase of $7.7 million, or 8 percent, over the period in 2017. Revenue from the Low-enriched Uranium (LEU) Segment declined $14.6 million, or 34 percent, in the three months and increased $0.9 million, or 1 percent, in the nine months ended September 30, 2018, compared to the corresponding periods in 2017. Revenue in the three months and nine months ended September 30, 2018, includes uranium revenue of $11.3 million and $14.9 million, respectively, with no uranium revenue in the corresponding prior periods. The volume of separative work units (SWU) sales declined 61 percent in the three-month period and increased 31 percent in the nine-month period ended September 30, 2018, reflecting the variability in timing of utility customer orders. The average price billed to customers for sales of SWU increased 2 percent in the three-month period, reflecting the particular contracts under which SWU were sold during the periods. The average SWU price declined 37 percent in the nine-month period ended September 30, 2018, reflecting the trend of lower SWU market prices in recent years and a greater concentration of sales made under contracts under more recent market conditions.
Revenue from the Contract Services Segment declined $1.6 million, or 24 percent, in the three months and increased $6.8 million, or 35 percent, in the nine months ended September 30, 2018, compared to the corresponding periods in 2017, reflecting the reduced scope of work under the contract with UT-Battelle in the current periods, partially offset by services provided under the X-energy contract beginning in the second quarter of 2018. The increase in the nine-month period also reflects $9.5 million of revenue related to the January 2018 settlement with the U.S. Department of Energy (DOE) related to past work performed.
Cost of sales for the LEU Segment declined $11.8 million, or 36 percent, in the three months and increased $20.7 million, or 27 percent, in the nine months ended September 30, 2018, compared to the corresponding periods in 2017, primarily reflecting changes in SWU and uranium sales volumes and partially offset by declines in the average cost of sales per SWU. Cost of sales is affected by sales volumes, unit costs of inventory, and direct charges to cost of sales such as legacy costs related to former Gaseous Diffusion Plant employees. In the nine-month period ended September 30, 2018, the average cost of sales per SWU declined approximately 15 percent. The company anticipates its average cost of sales per SWU to decline again in 2019 - with further declines in subsequent years - as a result of lower pricing in new supply contracts and the pricing provisions of existing contracts.
Cost of sales for the Contract Services Segment declined $0.9 million, or 14 percent, in the three months and $1.1 million, or 6 percent, in the nine months ended September 30, 2018, compared to the corresponding periods in 2017, reflecting the reduced scope of work under the contract with UT-Battelle over the current nine-month period, partially offset by costs for services provided under the X-energy contract beginning in the second quarter of 2018.
Gross Profit
Centrus realized a gross profit of $7.8 million in the three months ended September 30, 2018, a decline of $3.5 million compared to the gross profit of $11.3 million in the corresponding period in 2017. In the nine months ended September 30, 2018, the Company realized a gross loss of $8.2 million, down $11.9 million compared to the gross profit of $3.7 million in the corresponding period in 2017. Excluding the $9.5 million of revenue in the current period from the January 2018 settlement with DOE related to past work performed, Centrus realized a gross loss in the nine months ended September 30, 2018, of $17.7 million.
The gross profit for the LEU Segment in the three months ended September 30, 2018, was $8.0 million compared to $10.8 million in the corresponding period in 2017. The decline of $2.8 million was primarily due to the decline in SWU sales volume. In the nine months ended September 30, 2018, the gross loss for the LEU Segment was $15.5 million, down $19.8 million compared to the gross profit of $4.3 million in the corresponding period in 2017. SWU sales in the nine months ended September 30, 2018, reflect a greater concentration of sales made under contracts that reflect lower prices under more recent market conditions.
For the Contract Services Segment, Centrus realized a gross loss of $0.2 million in the three months ended September 30, 2018, compared to a gross profit of $0.5 million in the corresponding period in 2017. The Company realized a gross profit of $7.3 million in the nine months ended September 30, 2018, including $9.5 million of revenue from the January 2018 settlement with DOE, compared to a gross loss of $0.6 million in the corresponding period in 2017. Gross losses are due to costs incurred that are greater than the revenue under the contracts with UT-Battelle and X-energy.
Advanced Technology License and Decommissioning Costs
Advanced technology license and decommissioning costs consist of American Centrifuge expenses that are outside of Centrus’ customer contracts in the Contract Services Segment, including ongoing costs for work at the Piketon, Ohio, facility. Costs increased $1.3 million, or 29 percent, in the three months and $4.2 million, or 28 percent, in the nine months ended September 30, 2018, compared to the corresponding periods in 2017. In the current periods, efforts at the Piketon facility were focused on supporting U.S. Nuclear Regulatory Commission requirements, including working towards an elimination of the required financial assurance, and DOE lease turnover activities, and the related costs were charged to expense. In the prior period, efforts were primarily focused on decontamination and decommissioning (D&D) of the Piketon facility, and the related costs were recorded as a reduction of the D&D liability. In addition, a greater allocation of Piketon facility costs was charged to advanced technology license and decommissioning costs in the current periods following the relocation of certain corporate functions from the Piketon facility.
SG&A
Selling, general and administrative (SG&A) expenses declined $2.2 million, or 20 percent, in the three months and $3.4 million, or 10 percent, in the nine months ended September 30, 2018, compared to the corresponding periods in 2017. Overhead allocated to SG&A expenses declined $0.5 million in the three months and $2.1 million in the nine months ended September 30, 2018, following the relocation of certain corporate functions from the Piketon facility. Compensation and benefits declined $0.8 million in the three-month period and $1.2 million in the nine-month period. Consulting costs declined $0.4 million in the three-month period and increased $0.2 million in the nine-month period, primarily for work related to business development.
Cash Flow
Centrus ended the third quarter of 2018 with a consolidated cash balance of $124.9 million. The net reduction of $64.8 million in the SWU purchase payables balance, due to the timing of purchase deliveries, was a significant use of cash in the nine months ended September 30, 2018. The operating loss of $62.8 million in the nine months ended September 30, 2018, net of non-cash expenses, was a use of cash. Sources of cash included the net reduction in receivables from utility customers of $42.1 million.
2018 Outlook
Centrus continues to anticipate SWU and uranium revenue in 2018 in a range of $150 million to $175 million and total revenue in a range of $175 million to $200 million. Consistent with prior years, revenue continues to be most heavily weighted to the fourth quarter; Centrus expects nearly one-half of its 2018 revenue to be generated in the fourth quarter. The Company expects to end 2018 with a cash and cash equivalents balance in a range of $100 million to $125 million.
The Company’s financial guidance is subject to a number of assumptions and uncertainties that could affect results either positively or negatively. Variations from its expectations could cause differences between the guidance and the ultimate results. Among the factors that could affect the results are:

•	Additional short-term purchases or sales of SWU and uranium;

•	Timing of customer orders, related deliveries, and purchases of LEU or components;

•	The outcome of legal proceedings and other contingencies;

•	Potential use of cash for strategic initiatives;

•	Actions taken by Centrus’ customers, including actions that might affect the Company’s existing contracts, as a result of market and other conditions impacting its customers and the industry; and

•	Timing of return of cash collateral supporting financial assurance.

About Centrus Energy Corp.

Centrus is a trusted supplier of nuclear fuel and services for the nuclear power industry. Centrus provides value to its utility customers through the reliability and diversity of its supply sources - helping them meet the growing need for clean, affordable, carbon-free electricity. Since 1998, the Company has provided its utility customers with more than 1,750 reactor years of fuel, which is equivalent to 7 billion tons of coal.
With world-class technical capabilities, Centrus offers turnkey engineering and advanced manufacturing solutions to its customers. The Company is also advancing the next generation of centrifuge technologies so that America can restore its domestic uranium enrichment capability in the future. Find out more at www.centrusenergy.com.
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Forward-Looking Statements
This news release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) - that is, statements related to future events. In this context, forward-looking statements may address our expected future business and financial performance, and often contain words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “will”, “should”, “could”, “would” or “may” and other words of similar meaning. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For Centrus Energy Corp., particular risks and uncertainties that could cause our actual future results to differ materially from those expressed in our forward-looking statements include risks: related to our significant long-term liabilities, including material unfunded defined benefit pension plan obligations and postretirement health and life benefit obligations; risks relating to our outstanding 8.0% paid-in-kind (“PIK”) toggle notes (the “8% PIK Toggle Notes”) maturing in September 2019, our 8.25% notes (the “8.25% Notes”) maturing in February 2027 and our Series B Senior Preferred Stock, including the potential termination of the guarantee by our principal subsidiary United States Enrichment Corporation of the 8% PIK Toggle Notes; risks related to the use of our net operating losses (“NOLs”) and net unrealized built-in losses (“NUBILs”) to offset future taxable income and the use of the Rights Agreement (as defined herein) to prevent an “ownership change” as defined in Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”) and our ability to generate taxable income to utilize all or a portion of the NOLs and NUBILs prior to the expiration thereof; risks related to the limited trading markets in our securities; risks related to our ability to maintain the listing of our Class A Common Stock on the NYSE American LLC (the “NYSE American”); risks related to decisions made by our Class B stockholders regarding their investment in the Company based upon factors that are unrelated to the Company’s performance; the continued impact of the March 2011 earthquake and tsunami in Japan on the nuclear industry and on our business, results of operations and prospects; the impact and potential extended duration of the current supply/demand imbalance in the market for low-enriched uranium (“LEU”); our dependence on others for deliveries of LEU including deliveries from the Russian government entity Joint Stock Company “TENEX” (“TENEX”) under a commercial supply agreement with TENEX and deliveries under a long-term supply agreement with Orano Cycle; risks related to our ability to sell the LEU we procure pursuant to our purchase obligations under our supply agreements; risks relating to our sales order book, including uncertainty concerning customer actions under current contracts and in future contracting due to market conditions and lack of current production capability; risks related to financial difficulties experienced by customers, including possible bankruptcies, insolvencies or any other inability to pay for our products or services; pricing trends and demand in the uranium and enrichment markets and their impact on our profitability; movement and timing of customer orders; risks related to the value of our intangible assets related to the sales order book and customer relationships; risks associated with our reliance on third-party suppliers to provide essential services to us; risks related to existing or new trade barriers and contract terms that limit our ability to deliver LEU to customers; risks related to actions that may be taken by the U.S. government, the Russian government or other governments that could affect our ability to perform or the ability of our sources of supply to perform under their contract obligations to us, including the imposition of sanctions, restrictions or other requirements; the impact of government regulation including by the U.S. Department of Energy and the U.S. Nuclear Regulatory Commission; uncertainty regarding our ability to commercially deploy competitive enrichment technology; risks and uncertainties regarding funding for the American Centrifuge project and our ability to obtain and/or perform under our future agreements with UT-Battelle,

LLC (“UT-Battelle”), the management and operating contractor for Oak Ridge National Laboratory (“ORNL”), for continued research and development of the American Centrifuge technology; the potential for further demobilization or termination of the American Centrifuge project; risks related to the current demobilization of portions of the American Centrifuge project, including risks that the schedule could be delayed and costs could be higher than expected; failures or security breaches of our information technology systems; potential strategic transactions, which could be difficult to implement, disrupt our business or change our business profile significantly; the outcome of legal proceedings and other contingencies (including lawsuits and government investigations or audits); the competitive environment for our products and services; changes in the nuclear energy industry; the impact of financial market conditions on our business, liquidity, prospects, pension assets and insurance facilities; revenue and operating results can fluctuate significantly from quarter to quarter, and in some cases, year to year; and other risks and uncertainties discussed in our filings with the Securities and Exchange Commission, including under Part 1. Item1A - “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2017.
Contacts:
Investors: Dan Leistikow (301) 564-3399
Media: Jeremy Derryberry (301) 564-3392

CENTRUS ENERGY CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; in millions, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Revenue:
Separative work units	$17.6	$43.5	$68.2	$82.2
Uranium	11.3	—	14.9	—
Contract services	5.2	6.8	26.1	19.3
Total revenue	34.1	50.3	109.2	101.5
Cost of Sales:
Separative work units and uranium	20.9	32.7	98.6	77.9
Contract services	5.4	6.3	18.8	19.9
Total cost of sales	26.3	39.0	117.4	97.8
Gross profit (loss)	7.8	11.3	(8.2)	3.7
Advanced technology license and decommissioning costs	5.8	4.5	19.2	15.0
Selling, general and administrative	8.8	11.0	29.7	33.1
Amortization of intangible assets	1.7	2.5	4.5	5.7
Special charges for workforce reductions and advisory costs	0.6	2.4	1.5	7.1
Gains on sales of assets	—	(0.6)	(0.3)	(2.3)
Operating loss	(9.1)	(8.5)	(62.8)	(54.9)
Gain on early extinguishment of debt	—	—	—	(33.6)
Nonoperating components of net periodic benefit expense (income)	(1.6)	(0.3)	(4.9)	(1.1)
Interest expense	1.0	0.7	3.0	4.3
Investment income	(0.7)	(0.4)	(1.9)	(1.0)
Loss before income taxes	(7.8)	(8.5)	(59.0)	(23.5)
Income tax benefit	—	—	(0.1)	(0.2)
Net loss	(7.8)	(8.5)	(58.9)	(23.3)
Preferred stock dividends - undeclared and cumulative	1.9	2.0	5.9	5.0
Net loss allocable to common stockholders	$(9.7)	$(10.5)	$(64.8)	$(28.3)

Net loss per common share - basic and diluted	$(1.06)	$(1.15)	$(7.11)	$(3.12)
Average number of common shares outstanding - basic and diluted (in thousands)	9,133	9,103	9,118	9,081

CENTRUS ENERGY CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited; in millions, except share and per share data)

	September 30, 2018	December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$124.9	$208.8
Accounts receivable	2.5	60.2
Inventories	129.4	153.1
Deferred costs associated with deferred revenue	122.7	122.3
Deposits for financial assurance	30.2	16.3
Other current assets	6.9	6.2
Total current assets	416.6	566.9
Property, plant and equipment, net of accumulated depreciation of $1.5 as of September 30, 2018 and $1.9 as of December 31, 2017	4.4	4.9
Deposits for financial assurance	6.2	19.7
Intangible assets, net	78.1	82.7
Other long-term assets	0.7	1.1
Total assets	$506.0	$675.3

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable and accrued liabilities	$46.9	$48.2
Payables under SWU purchase agreements	14.6	79.4
Inventories owed to customers and suppliers	70.2	77.9
Deferred revenue and advances from customers	175.6	191.8
Current debt	39.1	6.1
Total current liabilities	346.4	403.4
Long-term debt	120.2	157.5
Postretirement health and life benefit obligations	150.9	154.2
Pension benefit liabilities	143.5	161.6
Advances from customers	14.5	—
Other long-term liabilities	8.0	17.5
Total liabilities	783.5	894.2
Stockholders’ deficit:
Preferred stock, par value $1.00 per share, 20,000,000 shares authorized
Series A Participating Cumulative Preferred Stock, none issued	—	—
Series B Senior Preferred Stock, 7.5% cumulative, 104,574 shares issued and outstanding and an aggregate liquidation preference of $117.4 as of September 30, 2018 and $111.5 as of December 31, 2017	4.6	4.6
Class A Common Stock, par value $0.10 per share, 70,000,000 shares authorized, 7,632,669 shares issued and outstanding as of September 30, 2018 and December 31, 2017	0.8	0.8
Class B Common Stock, par value $0.10 per share, 30,000,000 shares authorized, 1,406,082 shares issued and outstanding as of September 30, 2018 and December 31, 2017	0.1	0.1
Excess of capital over par value	60.3	60.0
Accumulated deficit	(343.3)	(284.5)
Accumulated other comprehensive income, net of tax	—	0.1
Total stockholders’ deficit	(277.5)	(218.9)
Total liabilities and stockholders’ deficit	$506.0	$675.3

CENTRUS ENERGY CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; in millions)

	Nine Months Ended September 30,
	2018	2017
Operating Activities:
Net loss	$(58.9)	$(23.3)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	5.1	6.6
PIK interest on paid-in-kind toggle notes	1.2	1.2
Gain on early extinguishment of debt	—	(33.6)
Gain on sales of assets	(0.3)	(2.3)
Changes in operating assets and liabilities:
Accounts receivable	57.6	14.5
Inventories, net	30.6	17.9
Payables under SWU purchase agreements	(64.8)	(42.3)
Deferred revenue, net of deferred costs	(16.7)	2.9
Accounts payable and other liabilities	(1.4)	(20.1)
Pension and postretirement liabilities	(21.3)	(6.2)
Other, net	(8.8)	(1.9)
Cash used in operating activities	(77.7)	(86.6)

Investing Activities:
Capital expenditures	(0.1)	(0.3)
Proceeds from sales of assets	0.4	2.1
Cash provided by investing activities	0.3	1.8

Financing Activities:
Payment of interest classified as debt	(6.1)	(3.4)
Repurchase of debt	—	(27.6)
Payment of securities transaction costs	—	(9.0)
Cash used in financing activities	(6.1)	(40.0)

Decrease in cash, cash equivalents and restricted cash	(83.5)	(124.8)
Cash, cash equivalents and restricted cash, beginning of period	244.8	296.7
Cash, cash equivalents and restricted cash, end of period	$161.3	$171.9

Supplemental cash flow information:
Interest paid in cash	$0.8	$4.2
Non-cash activities:
Conversion of interest payable-in-kind to debt	$1.7	$0.4
Exchange of debt for Series B preferred stock	$—	$4.6